Filed Pursuant to Rule 433
Registration No. 333-229364
Issuer Free Writing Prospectus dated January 22, 2020
Relating to Preliminary Prospectus Supplement dated January 22, 2020

ADOBE INC.

Pricing Term Sheet

1.700% Notes due 2023

1.900% Notes due 2025

2.150% Notes due 2027

2.300% Notes due 2030

Issuer:	Adobe Inc. (“Adobe”)

Principal Amounts:

$500,000,000 1.700% Notes due 2023 (the “2023 Notes”)

$500,000,000 1.900% Notes due 2025 (the “2025 Notes”)

$850,000,000 2.150% Notes due 2027 (the “2027 Notes”)

$1,300,000,000 2.300% Notes due 2030 (the “2030 Notes”)

Maturity:	February 1, 2023 for the 2023 Notes February 1, 2025 for the 2025 Notes February 1, 2027 for the 2027 Notes February 1, 2030 for the 2030 Notes

Coupon:	1.700% for the 2023 Notes 1.900% for the 2025 Notes 2.150% for the 2027 Notes 2.300% for the 2030 Notes

Price to Public:	99.863% of principal amount for the 2023 Notes 99.787% of principal amount for the 2025 Notes 99.935% of principal amount for the 2027 Notes 99.699% of principal amount for the 2030 Notes

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2020

Day Count Convention:	30/360

Proceeds (before expenses) to Adobe:	$3,126,934,500

Benchmark Treasury:	1.500% due January 15, 2023 for the 2023 Notes 1.750% due December 31, 2024 for the 2025 Notes 1.750% due December 31, 2026 for the 2027 Notes 1.750% due November 15, 2029 for the 2030 Notes

Spread to Benchmark Treasury:	22 basis points for the 2023 Notes 37 basis points for the 2025 Notes 47 basis points for the 2027 Notes 57 basis points for the 2030 Notes

Yield to Maturity:	1.747% for the 2023 Notes 1.945% for the 2025 Notes 2.160% for the 2027 Notes 2.334% for the 2030 Notes

Benchmark Treasury Price and Yield:	99-29+; 1.527% for the 2023 Notes 100-26+; 1.575% for the 2025 Notes 100-12+; 1.690% for the 2027 Notes 99-28; 1.764% for the 2030 Notes

Optional Redemption:

For the 2023 Notes, make-whole call at T+5 basis points.

For the 2025 Notes, make-whole call at T+7.5 basis points. On or after the date that is one month prior to the maturity date, the Company may redeem the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

For the 2027 Notes, make-whole call at T+10 basis points. On or after the date that is two months prior to the maturity date, the Company may redeem the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

For the 2030 Notes, make-whole call at T+10 basis points. On or after the date that is three months prior to the maturity date, the Company may redeem the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

Change of Control Triggering Event:	Putable at 101% of principal plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Trade Date:	January 22, 2020

Settlement Date:

February 3, 2020 (T+8)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next six business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next six business days should consult their own advisors.

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	00724P AA7 / US00724PAA75 for the 2023 Notes 00724P AB5 / US00724PAB58 for the 2025 Notes 00724P AC3 / US00724PAC32 for the 2027 Notes 00724P AD1 / US00724PAD15 for the 2030 Notes

Ratings:*	Moody’s: A2 (stable outlook) S&P: A (stable outlook)

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	SG Americas Securities, LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC collect at 212-834-4533, U.S. Bancorp Investments, Inc. at 877-558-2607 or Wells Fargo Securities, LLC toll-free at 800-645-3751.

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